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                                                                   EXHIBIT 10.43




                              Department of Energy

                              One Ridge Operations
                                  P.O. Box 2001
                           Oak Ridge, Tennessee 37831-

                                          May 24, 2000


Mr. E. Linn Draper, Jr.
President
Ohio Valley Electric Corporation
Post Office Box 16631
Columbus, Ohio 43216

Dear Mr. Draper:

LETTER SUPPLEMENT TO CONTRACT NO. DE-AC05-76OR01530

This letter supplement will confirm the understanding reached between Ohio Valley Electric Corporation (OVEC) and the United States Department of Energy
(DOE) with respect to Power Agreement No. DE-AC05-76OR01530 (Agreement) to reduce the DOE Contract Demand (as that term is defined in the Agreement) and obtain reasonably priced power for the OVEC Sponsoring Companies during the summer of 2000.

We understand from our discussions with representatives of OVEC that the OVEC Sponsoring Companies would be able to utilize capacity and the energy related thereto, which DOE offers to release during the period June 1 through September 30, 2000. Accordingly, we understand that OVEC, with the concurrence of its Sponsoring Companies, is willing to agree pursuant to Paragraph 1 of Section
2.05 and Section 7.11 of the Agreement, to waive for such periods any requirement that the DOE Contract Demand during such period be 1899 MW.

In consideration for such reduction in DOE Contract Demand, we understand that OVEC, with the concurrence of its Sponsoring Companies, is willing pursuant to
Section 7.11 to waive partially (i) the requirements under Sections 3.06 and
3.07 of the Agreement that DOE pay one hundred percent (100%) of the costs of Additional Facilities and Replacements (AFR) and (ii) if appropriate, the requirements under Sections 3.04.4 and 3.04.5 of the Agreement that the adjustments of demand charges shall be made on the basis that the average DOE capacity ratio in effect equaled unity as to amounts, if any, specified in
Section 3.04.3 with respect to the costs of AFR.

Accordingly, DOE and OVEC agree as follows:

(a) The Contract Demand under the Agreement for the purposes of Clause (A) of Paragraph 1 of Section 2.05 thereunder shall be reduced from June 1, 2000, through September 30, 2000, to 1299 MW. The difference between Contract Demand absent such reduction (1899 MW) and Contract Demand after such reduction (1299 MW) is referred to herein as Released Demand.


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(b)    Subject to paragraph (c) below, DOE shall be relieved of thirty-one and six/tenths percent (31.6%) of the AFR costs incurred by OVEC from June 1, 2000, through September 30, 2000, as well as the gross-up to cover estimated income taxes, if any, associated with that amount, provided that DOE will remain responsible for those AFR costs financed pursuant to DOE's requests dated July 30, 1999 and April 25, 2000 and pursuant to any subsequent request by DOE that OVEC finance AFR costs. Although DOE will be entitled to such AFR cost relief, DOE will continue to pay amounts due each year to a trustee for purchasers of OVEC notes pursuant to assignments, consents to assignment and notices of assignment dated on or about June 9, 1993, related to the financing of the Clifty Creek Coal Switch Project. DOE will be entitled to audit such AFR costs in accordance with Section 7.04 of the Agreement.

(c) DOE will be responsible for capacity costs related to Released Demand and will not be relieved of AFR costs pursuant to paragraph (b) above when and to the extent that energy associated with Released Demand is not received by the Sponsoring Companies because of a curtailment or outage of the OVEC generating plants or the OVEC transmission facilities (an OVEC Outage). Any transmission loading relief, which is not caused by an OVEC Outage will not be considered an OVEC Outage.

(d) The monthly Contract Demand will be further reduced (from 1299 MW) by 700 MW for the months of June 2000 through August 2000 and by 500 MW for the month of September 2000 (DOE Additional Power Release).

(e) As consideration for the DOE Additional Power Release, OVEC will, subject to receipt of all required regulatory approvals, pay DOE as follows: $3 million in June 2000, $15 million in July 2000, $15 million in August 2000, and the balance in September 2000 (OVEC Payment), all subject to monthly true-ups. If required regulatory approvals are not received by June 15, 2000, the DOE Additional Power Release payments which would have been due DOE from OVEC if the required regulatory approvals had been received by such date, will be due 15 days after receipt of the last of such approvals. The total OVEC Payment shall be equal to the monthly DOE Additional Power Release set forth in paragraph (d) above times $42.24 per MWH during June, $118.60 per MWH during July and August, and $25.76 per MWH during September, times the number of on-peak hours (5 x 16) during each such month, minus (a) the demand charges, which DOE avoids because of the DOE Additional Power Release, and (b) the charges for energy in amounts equal to the DOE Additional Power Release times the number of on-peak hours during such month times OVEC's energy rate per MWH.

(f) The United States Enrichment Corporation (USEC) has agreed to pay the premium and any deductible for an insurance policy with a limit of liability of $18,800,000, in form and substance satisfactory to the Sponsoring Companies listed below ( Insured Sponsoring Companies ). This policy will provide coverage to the Insured Sponsoring Companies for their payment obligation under paragraph (e) for power and energy not received by the Insured Sponsoring Companies because of an OVEC Outage. If for any reason insurance is not available or cost effective, or is not acceptable to the Insured Sponsoring Companies, OVEC is relieved of the obligation to pay DOE the amounts set forth in paragraph (e) for OVEC power and energy not received by the Insured Sponsoring Companies because of an OVEC Outage.

                          Insured Sponsoring Companies
                          ----------------------------
                          Kentucky Utilities Company
                          Louisville Gas and Electric Company
                          Ohio Edison Company
                          Pennsylvania Power Company
                          The Toledo Edison Company



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(g)    OVEC shall, pursuant to Section 2.04.1 of the Agreement, be excused from providing supplemental power to make up for any insufficiency of permanent power which has been released by DOE pursuant to this letter supplement.

(h) The parties acknowledge that the payments to DOE computed pursuant to paragraph (e) are subject to approval by the Public Utilities Commission of Ohio. Likewise, surcharge payments to OVEC by the Sponsoring Companies to cover OVEC's costs of such payments are subject to execution by the Sponsoring Companies, and regulatory approval, of an amendment to the Inter-Company Power Agreement in form and substance satisfactory to OVEC providing for payments to OVEC by the Sponsoring Companies sufficient to permit OVEC to pay its obligations to DOE. The parties further acknowledge that such amendment to the Inter-Company Power Agreement is subject to acceptance by the Federal Energy Regulatory Commission, filing with the Indiana Utility Regulatory Commission and approval by the Virginia State Corporation Commission. OVEC will use its best efforts to obtain all required regulatory approvals, including those referenced in this paragraph as expeditiously as possible, and to request such approvals be in effect by June 1, 2000. Until all required regulatory approvals are received, DOE will not be entitled to payment from OVEC pursuant to paragraph (e) of this letter supplement. Instead, the Contract Demand under the Agreement for the purposes of Clause (A) of Paragraph 1 of Section 2.05 thereunder shall be deemed to be 599 MW for the calendar months of June through August 2000 and 799 MW for the calendar month of September 2000; and DOE will be relieved of an additional thirty-four and two/tenths percent (34.2%) of the AFR costs incurred by OVEC from June 1, 2000, through September 30, 2000, as well as the gross-up to cover estimated income taxes, if any, associated with those amounts, provided that DOE will remain responsible for those AFR costs financed pursuant to DOE s requests dated July 30, 1999, and April 25, 2000, and pursuant to any subsequent request by DOE that OVEC finance AFR costs. Although DOE will be entitled to such AFR cost relief, DOE will continue to pay amounts due each year to a trustee for purchasers of OVEC notes pursuant to assignments, consents to assignment and notices of assignment dated on or about June 9, 1993, related to the financing of the Clifty Creek Coal Switch Project. DOE will be entitled to audit such AFR costs in accordance with Section 7.04 of the Agreement.

(i) Neither DOE nor OVEC will assert that a failure by any other party to enforce rights it may have under the Agreement or the Inter-Company Power Agreement constitutes, nor shall such failure to enforce such rights constitute, a waiver or relinquishment, explicit or implicit, of any provision of either agreement.

If OVEC agrees to the matters described above, please execute a copy of this letter at the place designated for your signature.

                                       Sincerely,

                                         /s/ George W. Benedict
                                       -----------------------------
                                       George W. Benedict
                                       Assistant Manager for
                                       Uranium and Engineering Services




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   /s/ Mark A. Million
----------------------------
Mark A. Million
Authorized Contracting Officer


OVEC hereby agrees to the
provisions herein described.

OHIO VALLEY ELECTRIC CORPORATION


   /s/ E. Linn Draper, Jr.
-----------------------------

Date:    May 25, 2000
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